Contacts:

Andrew Graham

Director of Finance

Trimeris, Inc.

(919) 419-6050

TRIMERIS REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER 2005 -

significant Worldwide sales growth

MORRISVILLE, N.C. -- April 21, 2005 -- Trimeris, Inc. (Nasdaq: TRMS) today announced global sales growth of 72% for FUZEON® and a reduction in net losses compared to the first quarter of 2004.

The Company reported a net loss for the first quarter of 2005 of $5.5 million, or ($0.25 per share), compared with a loss of $9.9 million ($0.46 per share) in the first quarter of 2004. This improved result was primarily driven by reduced collaboration losses, increased royalty revenue and decreases in our research and development expenses and general and administrative expenses.

Compared to the prior quarter, the Company reported a net loss for the first quarter of 2005 of $5.5 million, or ($0.25 per share), compared with a net loss of $5.7 million or ($0.27 per share) for the fourth quarter of 2004. This improved result was primarily driven by reduced collaboration losses, increased royalty revenue offset, in part, by increases in our research and development expenses and general and administrative expenses.

For the first quarter of 2005 net sales of FUZEON in the U.S. and Canada were $23.3 million compared to net sales of $16.0 million in the first quarter of 2004, an increase of approximately 45%. Net sales of FUZEON outside the U.S. and Canada were $19.1 million for the first quarter of 2005, compared to $8.7 million for the first quarter of 2004, an increase of 120%. All sales of FUZEON are recorded by Roche, Trimeris' collaborative partner.

"We are encouraged by our improved financial results and the continued growth in worldwide sales. As a consequence our 2005 guidance remains unchanged, " said Steven D. Skolsky, Chief Executive Officer of Trimeris.

A live webcast of our conference call on April 21, 2005 at 5:00 p.m. Eastern Time will be available at http://www.trimeris.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Trimeris Safe Harbor Statement
This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 11, 2005 and its periodic reports filed with the SEC.

Trimeris, Inc.

Statements of Operations

[in thousands, except per share amounts]

(unaudited)

	Three Months Ended
	March	December	March
	2005	2004	2004
Milestone revenue	$ 431	$ 546	$ 526
Royalty revenue	1,761	1,439	801
Collaboration loss*	(36)	(1,449)	(2,546)
Total revenue and collaboration loss	2,156	536	(1,219)

Operating expenses:

Research and development:
Non-cash compensation**	109	103	(51)
Other research and development	5,347	4,112	6,300
Total research and development expense	5,456	4,215	6,249
General and administrative:
Non-cash compensation**	111	153	--
Other general and administrative	2,200	2,012	2,666
Total general and administrative expense	2,311	2,165	2,666

Total operating expenses	7,767	6,380	8,915

Operating loss	(5,611)	(5,844)	(10,134)
Other income (expense)
Interest income	272	239	261
Interest/accretion expense	(183)	(112)	(3)
	89	127	258
Net loss	$ (5,522)	$ (5,717)	$(9,876)

Basic and diluted net loss per share	$ (0.25)	$ (0.27)	$ (0.46)
Weighted average shares outstanding	21,710	21,625	21,582

* Collaboration loss represents our share (approximately 50%) of the net operating loss from the sale of FUZEON in the United States and Canada under our collaboration agreement with Hoffmann-La Roche, Inc., our collaborative partner. This net operating loss consists of net sales less cost of goods (gross margin), less selling and marketing expenses and other costs related to the sale of FUZEON. Selling and marketing expenses and other costs exceeded the gross margin from FUZEON sales in the three months ended March 31, 2005, December 31, 2004 and March 31, 2004.

** Non-cash compensation is primarily comprised of amortization expense for restricted stock issued to employees and non-cash charges or credits related to stock options granted to employees and non-employees.

Trimeris, Inc.

Condensed Balance Sheets

[$ in thousands]
	March 31, 2005	December 31, 2004
Assets
Cash, cash equivalents and investment securities available-for-sale	$ 48,380	$ 48,402
Other current assets	1,280	7,652
Total current assets	49,660	56,054
Property, furniture and equipment -- net	2,179	2,408
Total other assets	7,613	6,358
Total assets	$ 59,452	$ 64,820
Liabilities and Stockholders' Equity
Total current liabilities	$ 5,949	$ 6,850
Long term portion of deferred revenue	11,768	11,736
Accrued marketing costs	15,944	15,761
Other liabilities	325	127
Total liabilities	33,986	34,474

Total stockholders' equity	25,466	30,346
Total liabilities and stockholders' equity	$ 59,452	$ 64,820

FUZEON Net Sales

(Recognized by Roche, our collaborative partner)

[$ in millions]

(unaudited)

Three Months Ended,
	March 31, 2005	December 31, 2004

United States and Canada	$ 23.3	$ 24.2
Rest of World	19.1	15.6
Worldwide Total	$ 42.4	$ 39.8

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